EXHIBIT 12.1

MARQUEE HOLDINGS INC. AND SUBSIDIARY
RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)

	Pro Forma 52 Weeks Ended March 30, 2006	Actual April 1, 2005 through March 30, 2006	Actual From Inception July 16, 2004 through March 31, 2005	Actual April 2, 2004 through December 23, 2004	Actual Year 52 weeks ended April 1, 2004	Actual Year 53 weeks ended April 3, 2003	Actual Year 52 weeks ended March 28, 2002
		(Successor)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)
EARNINGS
Earnings (loss) before income taxes from continuing operations	$(210,808)	$(117,706)	$(53,891)	$(20,347)	$4,958	$(10,110)	$(217)
Add: Fixed charges (below)	375,492	260,994	82,720	152,320	180,023	177,264	136,850
Depreciation on capitalized interest	1,190	1,190	360	1,046	1,422	1,239	1,214
Less: Interest capitalized (below)	(2,239)	(2,239)	(203)	(658)	(2,658)	(4,095)	(2,677)
Undistributed (income) loss—Joint Ventures	7,801	7,801	(164)	—	—	(44)	29

Earnings for ratio	171,436	150,040	28,822	132,361	183,745	164,254	135,199

FIXED CHARGES:
Interest on borrowings	228,518	139,042	52,502	66,851	66,963	65,585	48,015
Interest on capital and financing lease obligations	—	5,946	2,047	7,408	10,754	12,215	12,745
Interest capitalized	2,239	2,239	203	658	2,658	4,095	2,677
Estimated interest portion of rental expense(1)	144,735	113,767	27,968	77,403	99,648	95,369	73,413

Fixed Charges	375,492	260,994	82,720	152,320	180,023	177,264	136,850

FIXED CHARGES IN EXCESS OF EARNINGS	$204,056	$110,954	$53,898	$19,959	$—	$13,010	$1,651

RATIO OF EARNINGS TO FIXED CHARGES	—	—	—	—	1.0	—	—

        The ratio of earnings to fixed charges represents the number of times fixed charges are covered by earnings. For purposes of computing this ratio, earnings consist of earnings (loss) from continuing operations before income taxes, plus fixed charges (excluding capitalized interest), amortization of capitalized interest, and undistributed equity in losses of joint ventures. Fixed charges consist of interest expense, interest capitalized and one-third of rent expense on operating leases, estimated by the Company to be representative of the interest factor attributable to such rent expense.

(1)
Used one-third of rent expense on operating leases.